Exhibit 99.1

Qwest Announces Resignation of Linda G. Alvarado from Board of Directors

DENVER, Feb. 15, 2010 — Qwest Communications (NYSE: Q) today announced that Linda G. Alvarado has decided to step down from its board of directors to dedicate more time to her company and other organizations in which she is involved. Alvarado, who is president and chief executive officer of Denver-based Alvarado Construction, Inc., will remain on the board of the Qwest Foundation, the company’s charitable giving organization. Alvarado has served on Qwest’s board of directors since 2000 and served as a director for U S West, Inc. from 1998 to the time of the merger with Qwest in June 2000.

“I want to thank Linda for her dedication and commitment to the company over the last 12 years,” said Edward A. Mueller, Qwest chairman and CEO. “I am very pleased that Linda will remain on the board of the Qwest Foundation and continue to help the company support the communities in which we serve.”

Said Alvarado: “It has been an honor to serve on the Qwest board of directors, and I believe the company has done a remarkable job navigating through a challenging economic environment and increasingly competitive market. I will miss my colleagues on the board and wish the company continued success.”

The Qwest board now stands at 12 members.

About Qwest
Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV® services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by leading technology industry analyst firms.

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Contact Information

Qwest Media Contact
Diane Reberger
303-992-1662
diane.reberger@qwest.com

Investor Relations Contact
Kurt Fawkes
303-992-0029
Kurt.Fawkes@qwest.com